For Immediate Release

June 24, 2005

Frank J. Drohan
212-563-4141

                 Alfa appoints Lombardo as Director
                 __________________________________

New York, N.Y. - June 24, 2005 -- Alfa International Holdings Corp. (OTC BB: TYBR) ("Alfa") announced today that Louis J. Lombardo has agreed to serve as a Director of Alfa effective July 1, 2005.

Mr. Lombardo recently retired after 35 years at American Express where he was Executive Vice President - Travel Related Services. In this capacity he led an organization of worldwide operating centers employing over 14,000 people and managed a $1.3 billion operating budget and a $600 million capital budget. His responsibilities included controlling International Risk Management & Global Fraud as well as customer service for both Cardmembers and Merchants. Mr. Lombardo holds an MBA degree from NY University.

Presently, Mr. Lombardo runs his own consulting company and owns and operates two privately held businesses. He and his wife live in New York City and they have 3 adult children.

Alfa's president, Frank J. Drohan, remarked:

"Alfa's Board believes that the addition of Lou as an independent outside director brings someone with vast corporate and international skill, knowledge and experience to the Board's deliberations. Lou has a lifetime of experience at one of the finest corporations in America and his advice, counsel and network of high level business people will, I believe, greatly assist Alfa in carrying out its business plan. I am delighted Alfa has someone of Lou's obvious talent, ability and proven competence on its Board.

Kye Giscombe, President of Contact Sports Inc., has graciously stepped aside as an Alfa Director effective July1, 2005 to create a vacancy for Mr. Lombardo and the Board is thankful for his service. After July 1, 2005 Alfa's Board of Directors will consist of five members - of which three (a majority) will be outside independent Directors and this should enhance Alfa's corporate governance policies."

                         ----more----
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of Alfa's business include but are not limited to fluctuations in financial results, availability and customer acceptance of Alfa's products and services, final negotiations of impending contracts and purchase orders, the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in the Company's SEC reports.

For more information contact:

Frank J. Drohan
Alfa International Holdings Corp.
The Empire State Building
Suite 1103
350 Fifth Avenue
New York, N.Y. 10118
Tel: 212-563-4141
Fax: 212-563-3355
E-mail:frankd@contactsports.net


SOURCE:    Alfa International Holdings Corp.

                         ----- END -----


1